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Exhibit 10.15

                                FUNDING AGREEMENT

         THIS FUNDING AGREEMENT, dated this 31st day of March, 1999 ("Agreement"), is by and among iParty Corp., a Delaware corporation, ("iParty"), Ajmal Khan, ("Khan"), and Robert H. Lessin, ("Lessin").

                              W I T N E S S E T H:

         WHEREAS, pursuant to a warrant certificate dated June 30, 1998, Ruffino Developments Limited ("Ruffino") was granted warrants to purchase a total of 556,500 shares of iParty Series A Preferred Stock at $1.00 per share (the "Ruffino Warrant"), of which warrants to purchase 214,500 shares of iParty Series A Preferred Stock remain unexercised;

         WHEREAS, pursuant to a warrant certificate dated June 30, 1998, Henslowe Trading Limited ("Henslowe") was granted warrants to purchase a total of 443,500 shares of iParty Series A Preferred Stock at $1.00 per share (the "Henslowe Warrant"), of which warrants to purchase 97,500 shares of iParty Series A Preferred Stock remain unexercised;

         WHEREAS, in order to facilitate a financing, which may include a private placement or a rights offering (the "Financing") contemplated by iParty, and to resolve iParty's short term capital needs, the parties hereto desire to reduce the time frame in which the Warrant Funds (defined below) are required to be invested in iParty pursuant to the terms of the Henslowe and Ruffino Warrants; and

         WHEREAS, in order to facilitate the Financing and to resolve the short-term capital needs of iParty, Lessin desires to commit to advance certain funds to iParty;

         NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

         1. Time Frame For Investment of Warrant Funds. Khan shall cause each of Henslowe and Ruffino to exercise their respective warrants in full by April 6, 1999. On exercise of such warrants, Henslowe and Ruffino shall transfer to iParty a total of $312,000 ($97,500 by Henslowe and $214,500 by Ruffino, collectively, the "Warrant Funds"). Payment of the Warrant Funds shall be made by wire transfer in accordance with instructions provided to Khan by iParty.

         2. Advances by Robert H. Lessin. (a) On or before April 2, 1999, Lessin shall advance $250,000 to iParty. Payment shall be made by wire transfer in accordance with wire instructions provided to Lessin by iParty. Lessin's $250,000 shall be credited against his investment in the Financing to be effected by iParty.

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         (b) Further, Lessin agrees to advance the sum of $250,000 on or before the 2nd of each month until the earlier of (i) the completion of the Financing and (ii) August 2, 1999. Any advance will be senior debt of the Company and shall be evidenced by a convertible promissory note.

         3. Modification. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersedes all existing agreements between them concerning such subject matter, and may be modified only by a written instrument duly executed by each party.

         4. Counterparts; Governing Law. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

iPARTY CORP.


By: /s/ Byron Hero
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Name:  BYRON HERO
Title: PRESIDENT


/s/ Robert H. Lessin
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ROBERT H. LESSIN


/s/ Ajmal Khan
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AJMAL KHAN